WINTHROP REALTY TRUST

AT THE COMPANY
Beverly Bergman
(617) 570-4614

      WINTHROP REALTY TRUST ANNOUNCES FINAL SPECIAL DIVIDEND AMOUNT ON ITS
                         COMMON SHARES OF $.18 PER SHARE

      FOR IMMEDIATE RELEASE - BOSTON, December 26 /PRNewswire-FirstCall/ -Winthrop Realty Trust (NYSE:FUR) announced today that the previously announced special dividend payable on its common shares of beneficial interest has been set at $.18 per common share. As previously announced on December 20, 2007, the special dividend amount was to be increased above the $.12 previously reported based on the amount of the special dividend payable on the 3,500,000 common shares of beneficial interest in Lexington Realty Trust ("Lexington") held by the Trust. Lexington has announced a $2.10 special dividend on its common shares. As previously reported, the $.18 special dividend along with the Trust's regular quarterly dividend of $.065 per common share are payable on January 15, 2008 to common shareholders of record on December 31, 2007.

      Similarly, the special dividend payable on the Trust's Cumulative Convertible Redeemable Preferred Share of Beneficial Interest ("Series B-1 Share") has been set at $.7639 per Series B-1 Share and is payable on January 31, 2008 to Series B-1 Shareholders of record on December 31, 2007.

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      Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT)
headquartered in Boston, Massachusetts. Additional information on Winthrop
Realty Trust is available on its Web site at www.winthropreit.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. With the exception of the historical information contained in this news release, the matters described herein contain "forward-looking" statements that involve risk and uncertainties that may individually or collectively impact the matters herein described. These are detailed from time to time in the "Risk Factors" section of the Company's SEC reports. Further information relating to the Company's financial position, results of operations, and investor information is contained in our annual and quarterly reports filed with the SEC and available for download at our website www.winthropreit.com or at the SEC website www.sec.gov.